The Mexico Fund, Inc.

Monthly Summary Report
July 2012

Prepared By:

Impulsora del Fondo México, sc
Investment Advisor to the Fund

www.themexicofund.com

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

July 31, 2012

I. The Mexico Fund Data	End of Month	One Month Earlier	One Year Earlier

Total Net Assets1 (million US$)	$366.24	$369.34	$399.36

NAV per share	$27.41	$27.64	$29.89

Closing price NYSE2	$25.23	$24.94	$27.03

% Premium (Discount)	(7.94%)	(9.77%)	(9.57%)

Shares traded per month2 (composite figures)	673,136	466,939	638,660

Outstanding shares3	13,362,856	13,362,856	13,362,856

Shares on Short Interest Position2	15,240	14,801	8,921

Note: Past performance is no guarantee of future results.

II. Performance4	1 Month	3 Months	6 Months	1 Year

Market price	3.57%	5.09%	12.11%	5.37%

NAV per share	1.28%	3.30%	10.73%	2.55%

Bolsa Index	1.50%	0.70%	6.46%	-0.45%

MSCI Mexico Index	1.20%	0.78%	7.60%	1.45%

	2 Years	3 Years	5 Years	10 Years

Market price	33.11%	81.42%	18.99%	417.63%

NAV per share	25.49%	71.23%	2.14%	424.81%

Bolsa Index	19.52%	48.96%	8.84%	396.27%

MSCI Mexico Index	21.99%	50.44%	3.66%	333.65%

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1 Source: Impulsora del Fondo México, S.C. (Impulsora). Impulsora utilizes the spot exchange rate, provided by Bloomberg, to calculate the Fund's Net Asset Value per share (NAV). The NAV is published every business day on the Fund’s website www.themexicofund.com.

2 Source: New York Stock Exchange. Short interest position as of first fortnight of every month.

3 During July 2012, the Fund did not repurchase any of its own shares in the open market.

4 Sources: Lipper, Inc., Bloomberg and Impulsora del Fondo México, S.C. Periods ended on the last US business day of the date of this report. Performance figures for the Fund take into account the reinvestment of distributions; however, performance figures for the Bolsa Index and MSCI Mexico Index do not.

III. The Mexican Stock Exchange	End of Month	One Month Earlier	One Year Earlier

Bolsa Index5	40,704.28	40,199.55	35,999.30

Daily avg. of million shares traded	280.4	357.3	318.3

Valuation Ratios6: P/E	19.31	18.45	19.76

P/BV	3.25	2.96	2.77

EV/EBITDA	9.02	9.04	8.32

Market capitalization (billion US$)	$512.38	$493.31	$519.91

IV. The Mexican Economy.	End of Month	One Month Earlier	One Year Earlier

Treasury Bills7

One month	4.15%	4.34%	4.14%

Six months	4.51%	4.53%	4.49%

One year	4.58%	4.60%	4.64%

Long-term Bonds

Three years	4.71%	4.72%	5.59%

Five years	N.A.	4.79%	N.A.

Ten years	5.12%	5.94%	6.90%

20 years	N.A.	6.61%	N.A.

30 years	6.22%	N.A.	N.A.

Currency Market8

Exchange Rate (Ps/US$)	Ps. 13.3291	Ps. 13.3608	Ps. 11.7354

	Month	Year to Date	Last 12 Months
Inflation Rates on Previous Month

Consumer Price Index9 (CPI)	0.46%	0.80%	4.34%

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5 Source: Mexican Stock Exchange

6 Source: Impulsora del Fondo México, S.C. Figures represent the average obtained from a representative sample of companies listed on the Bolsa. P/E refers to Price/Earnings, P/BV refers to Price/Book Value and EV/EBITDA refers to Enterprise Value/Earnings Before Interests, Taxes, Depreciation and Amortization.

7 Monthly average of weekly auctions as published by Banco de México. N.A. means no auction for such instrument was scheduled for this month.

8 Sources: Bloomberg and Banco de México

9 Source: Banco de México

V. Economic Comments.

According to results of the monthly poll conducted during July 2012 by Mexico’s Central Bank (Banxico), economic analysts of the private sector estimate that Mexico’s gross domestic product (GDP) will increase 3.71% during 2012 and 3.40% during 2013. The inflation rate is estimated by analysts to be 3.91% for 2012 and 3.65% for 2013. The exchange rate of the peso against the dollar is expected to end 2012 at Ps. 13.09 and at Ps. 12.92 towards the end of 2013, while the interest rate for the 28-day Cetes (Treasury Bills) is estimated to be 4.37% and 4.61% for the same periods. The complete results of this and past polls are available at Banxico’s website, located at www.banxico.org.mx.

VI. Portfolio of Investments As of July 31, 2012 (Unaudited)

			Percent of
Shares Held	COMMON STOCK - 98.17%	Value	Net Assets
	Airports
1,000,000	Grupo Aeroportuario del Sureste, S.A.B. de C.V. Series B	$8,896,325	2.43%

	Beverages
1,865,000	Arca Continental, S.A.B. de C.V.	11,711,256	3.20
430,000	Coca-Cola Femsa, S.A.B. de C.V. Series L	4,780,000	1.30
3,300,000	Fomento Económico Mexicano, S.A.B. de C.V. Series UBD	28,174,445	7.69
1,700,000	Grupo Modelo, S.A.B. de C.V. Series C	15,294,656	4.18
		59,960,357	16.37
	Building Materials
22,530,000	Cemex, S.A.B. de C.V. Series CPO	15,685,860	4.28

	Chemical Products
3,054,545	Alpek, S.A.B. de C.V. Series A	7,468,443	2.04
3,630,396	Mexichem, S.A.B. de C.V.	17,167,240	4.69
		24,635,683	6.73
	Construction and Infrastructure
3,000,000	Empresas ICA, S.A.B. de C.V.	4,980,832	1.36

	Consumer Products
5,500,000	Kimberly-Clark de México, S.A.B. de C.V. Series A	11,471,142	3.13

	Financial Groups
1,470,000	Banregio Grupo Financiero, S.A.B. de C.V. Series O	5,024,585	1.37
3,600,000	Grupo Financiero Banorte, S.A.B. de C.V. Series O	19,232,806	5.25
		24,257,391	6.62
	Food
4,820,000	Grupo Bimbo, S.A.B. de C.V. Series A	11,976,683	3.27
1,550,000	Grupo Herdez, S.A.B. de C.V.	3,773,511	1.03
		15,750,194	4.30
	Health Care
3,600,000	Genomma Lab Internacional, S.A.B. de C.V. Series B	7,240,999	1.98

	Holding Companies
1,209,000	Alfa, S.A.B. de C.V. Series A	19,395,193	5.29
1,620,000	Grupo Carso, S.A.B. de C.V. Series A1	5,589,560	1.53
		24,984,753	6.82
	Housing
3,010,000	Urbi Desarrollos Urbanos, S.A.B. de C.V.	1,756,893	0.48

	Media
3,900,000	Grupo Televisa, S.A.B. Series CPO	17,751,611	4.85

	Mining
6,250,000	Grupo México, S.A.B. de C.V. Series B	17,480,550	4.77
105,500	Industrias Peñoles, S.A.B. de C.V.	4,337,506	1.19
		21,818,056	5.96

			Percent of
Shares Held	COMMON STOCK	Value	Net Assets
	Retail
2,550,000	Controladora Comercial Mexicana, S.A. de C.V. Series UBC	5,739,322	1.57
80,000	First Cash Financial Services, Inc.	3,208,019	0.88
1,300,000	El Puerto de Liverpool, S.A.B. de C.V. Series C-1	10,149,072	2.77
2,740,000	Grupo Comercial Chedraui, S.A.B. de C.V. Series B	7,166,005	1.96
9,000,000	Wal-Mart de México, S.A.B. de C.V. Series V	25,435,326	6.94
		51,697,744	14.12
	Steel
315,400	Ternium, S.A.	6,165,978	1.68

	Stock Exchange
3,200,000	Bolsa Mexicana de Valores, S.A.B. de C.V. Series A	6,097,936	1.67

	Telecommunications Services
41,000,000	América Móvil, S.A.B. de C.V. Series L	54,690,864	14.93
250,000	NII Holdings, Inc.	1,687,473	0.46
		56,378,337	15.39

	Total Common Stock	$359,530,091	98.17%

Securities	SHORT-TERM SECURITIES – 1.97%
Principal Amount
	Repurchase Agreements
$4,483,040	BBVA Bancomer, S.A., 4.43%, dated 07/31/12, due 08/01/12 repurchase price $4,483,592 collateralized by Bonos del Gobierno Federal.	$4,483,040	1.22%
	Time Deposits
	Comerica Bank, 0.12%, dated 07/31/12, due 08/01/12	2,754,018	0.75
	Total Short-Term Securities	7,237,058	1.97
	Total Investments	366,767,149	100.14
	Liabilities in Excess of Other Assets	(528,112)	(0.14)
	Net Assets Equivalent to $27.41 per share on 13,362,856 shares of capital stock outstanding	$366,239,037	100.00%

VII. The Mexico Fund, Inc. Charts

VII. The Mexico Fund, Inc. Charts (continued)